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EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


To the Benefits Committee of the
Insignia Financial Group, Inc.
401(k) Retirement Savings Plan:

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-62725) of Insignia Financial Group, Inc. of our report dated June 26, 2003, relating to the statement of net assets available for plan benefits of Insignia Financial Group, Inc. 401(k) Retirement Savings Plan as of December 31, 2002 and 2001 and related statement of changes in net assets available for plan benefits for the year ended December 31, 2002 and the related supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of Insignia Financial Group, Inc. 401(k) Retirement Savings Plan.


/S/ KPMG LLP

New York, New York
June 26, 2003